Exhibit 2.1

◀- - - - - - - Please return this portion to - - - - - - -▶
Iyer Corporate Services Pte Ltd

	Share Certificate No. [ ]		Number of Shares [ ]
Receipt for Share Certificate No. [ ]		Kenon Holdings Ltd.
(Incorporated in the Republic of Singapore under the Companies Act, Cap. 50)

Kenon Holdings Ltd.	Registered Office:	80 Raffles Place #26-01 UOB Plaza Singapore 048624

	This is to certify that	[insert registered holder]
Received on

Certificate for [Insert number of shares in words] ([insert number of shares in figures])	is the Registered Holder of [Insert number of shares in words] ([insert number of shares in figures]) Ordinary Shares in Kenon Holdings Ltd. subject to the Memorandum and Articles of Association of the Company. The amount paid on the shares is recorded in the return(s) of allotment lodged pursuant to Section 63 of the Companies Act, Cap. 50. The shares are fully-paid.

Ordinary Shares in the Company.	Given under the Official Seal (for use in the United States of America) of the Company this [ ] day of [ ], 2014.

[OFFICIAL SEAL
	For use in the United States of America To be affixed here]	DIRECTOR

DIRECTOR / SECRETARY

Registered Holder